Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 19, 2019 (which includes an explanatory paragraph related to the Company’s ability to continue as a going concern) which appears on page F-1 of the annual report on Form 10-K of Ondas Holdings, Inc. for the years ended December 31, 2018 and 2017, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

December 5, 2019